Exhibit 99.1

PENN Entertainment Sends Letter to Shareholders

Reiterates Commitment to Creating Value for All Shareholders

WYOMISSING, Pa. – May 15, 2025 – PENN Entertainment, Inc. (Nasdaq: PENN) (“PENN” or the “Company”) today issued the following letter to shareholders.

The full text of the letter follows:

Dear Fellow Shareholder,

We are writing to provide an important update on the Company’s performance, progress on its key strategic priorities to drive shareholder value and significant efforts to reach a mutually agreeable and reasonable resolution with HG Vora Capital Management, LLC (“HG Vora”).

Our industry is undergoing a fundamental transformation. Customers are increasingly looking for online experiences, and the digital space is the core driver of meaningful industry growth. Through the direction and oversight of the Board of Directors and management team, respectively, PENN has been a pioneer in transforming its business to build a digital presence that enables us to engage with a younger audience outside of PENN’s traditional channels and demographics. Simultaneously, we have taken – and continue to take – actions to drive growth, enhance profitability, generate robust free cash flow and return capital to shareholders.

PENN’s omni-channel growth strategy is comprehensive and wholistic – designed to not only capture the growth opportunities in the evolving digital environment, but also to nurture and advance our market-leading retail footprint. By reaching new and existing customers in every space available, we are moving forward with a distinct competitive advantage to our peers. We believe this differentiated approach is essential to delivering sustainable long-term value for our shareholders – which is our core focus and commitment.

This strategy is overseen by a Board of Directors with wide-ranging backgrounds including deep expertise in our industry. Importantly, this group of leaders operates on a long-term time horizon and with shareholders front and center. After engaging extensively with shareholders including HG Vora, our Board has nominated two of HG Vora’s nominees for election at the June 2025 Annual Meeting, while two incumbent directors will step down and one has recently decided to retire. These decisions were made following a process which involved (a) thoughtful consideration of the range of skills and backgrounds required to oversee risk and strategy at the Company, (b) the engagement of an outside search firm and (c) constant adherence to the regulatory requirements of our business across the country.

Our Omni-channel Strategy Will Deliver Sustainable Shareholder Value

In today’s landscape, digital connectivity to customers is critical to maintaining competitive positioning. Our omni-channel strategy is at the forefront of our industry, with the right brands, technology, scale and infrastructure to succeed. PENN’s omni-channel strategy is already delivering results across our portfolio:1

•	Growing our loyal customer base: Our PENN Play loyalty member base has grown to over 32 million, up 10% year-over-year

•	Attracting younger customers: The average age of our customers has decreased from 53 to 44 since 2019[2]

1 Metrics as of December 31, 2024.

2 Average age of customers in 12-month active database.

•	Attracting online customers near PENN’s retail locations: 34% of our new, digitally acquired customers are located within 50 miles of a property, highlighting our ability to capture meaningful additional market share through our cross-sell efforts

•	Driving cross-sell opportunities: Customer conversion from online-to-retail has grown significantly

At the same time, PENN benefits from the nation’s largest and most geographically diversified collection of regional assets in the industry, spanning 42 properties across 19 states. Our retail business has the highest tax-adjusted EBITDAR margins in the industry and generates highly predictable and stable cash flows from a growing customer base. The strength of PENN’s retail business is evidenced by our recent results:

•	Strong market share growth: 14 of 17 regional markets not impacted by new supply delivered year-over-year market share growth in Q1 2025

•	Industry-leading margins: In 2024, we delivered ~65% tax-adjusted EBITDAR margins[3], far outperforming our peers

•	Robust cash flow generation: Our highly predictable, stable cash flows benefit from geographic diversification and a strong, growing customer base

Four of our retail development projects – all of which are on or ahead of schedule and on budget – are nearing completion over the next 12 months. These are expected to deliver strong returns and provide a catalyst for further retail-digital synergy accretion.

Our growing Interactive segment has strong momentum, is on track for profitability later this year and has an immense opportunity for value upside

Sports betting is the primary driver of customer acquisition for PENN, and the Company is focused on realizing the full value of our partnership with ESPN. We recognize that the execution of our digital strategy has introduced near-term volatility in our operational performance. However, our Interactive segment has strong momentum, and we are starting to see the results from our investments, which we believe represent the future of our industry, and a significant value opportunity for shareholders:

•	Robust customer acquisition: Our digital database has grown by over 2 million members since ESPN BET’s launch in November 2023

•	Strong revenue growth: Interactive generated $162 million of adjusted revenue in Q1 2025, up $71 million, or 78%, year-over-year[4]

•	Significant enhancements in adjusted EBITDA and flow-through: Interactive has increased adjusted EBITDA by $107 million year-over-year, with ~150% year-over-year adjusted EBITDA flow-through on incremental revenue in Q1 2025[5]

•	Near-term profitability in Q4 2025 with significant runway for growth in 2026 and beyond: As a result of the momentum underway in Interactive in both growth and profitability, we continue to expect the Interactive segment will generate positive adjusted EBITDA in the fourth quarter of 2025 and drive continued profitability in 2026 and beyond

3 Based on 2024; EBITDAR adjusted to add back all gaming and admissions taxes.

4 Interactive Adj. Revenue is revenue excluding tax gross-ups related to gaming taxes which PENN Interactive pays on behalf of, and is reimbursed by, its third-party online sports betting and iCasino operator partners that PENN provides market access to in various states in the U.S.

5 Calculated as YoY change in Adj. EBITDA divided by YoY change in Adj. Revenue – Q1’25 vs. Q1’24.

•	Improving product and talent: We continue to build out our best-in-class technology team to lead our digital product upgrades and offerings, including the addition of Aaron LaBerge as Chief Technology Officer and Billy Turchin as Chief Product Officer. We have been recognized for our meaningful product improvements, most recently with the Hollywood iCasino app being ranked #2 overall in Eilers & Krejcik’s U.S. iCasino Product Rankings

The Board and management team continue to aggressively assess the progress in Interactive in line with our strategic priorities, and the Board maintains strategic optionality with regard to its investments in digital.

We are committed to reducing leverage and accelerating capital return to shareholders

PENN maintains a disciplined approach to capital allocation, ending the first quarter of 2025 with $1.5 billion in liquidity and a strengthened balance sheet. While our leverage has increased over the last two years as we made critical investments in our digital business, we have now reached a position in which we are well-equipped to rapidly deleverage our balance sheet as the Interactive segment approaches and achieves profitability. As we continue to strengthen our balance sheet, we also expect to accelerate return of capital to shareholders in the second half of the year and repurchase at least $350 million of common stock in calendar 2025.

Overview of HG Vora’s Blunderbuss Campaign and Reckless Approach to State Gaming Authorities and Applicable Law

The PENN Board understands the importance of listening to our shareholders. We value their input and are committed to ongoing Board refreshment. In line with this commitment, we routinely solicit feedback and engage with the investment community about our strategy, performance and business priorities. Our engagement with HG Vora dates back well before 2023, however, since that time:

•	Members of the PENN Board and management team have held more than 25 meetings or calls with representatives of HG Vora

•	On September 19, 2023, only one week after it was requested, PENN invited HG Vora to present its ideas to the full Board and hosted a 90-minute-long discussion with its representatives about strategy and other matters. Notably, HG Vora expressed enthusiastic support for the ESPN partnership in this meeting

•	PENN entered into an NDA to “wall cross” HG Vora for one quarter to receive HG Vora’s input on the Company’s earnings materials

•	In January 2025, after HG Vora nominated three candidates for election to the PENN Board, we promptly included those candidates in our active and ongoing director search process. The Board conducted thorough and extensive interviews with each HG Vora candidate, consistent with our standard evaluation procedures

•	Between March 25, 2025, and April 24, 2025, we held eight meetings with HG Vora’s representatives to attempt to reach a mutually agreeable resolution

•	On April 24, 2025, we held a call with HG Vora’s outside advisor to communicate that PENN would be willing to appoint two of HG Vora’s candidates – Johnny Hartnett and Carlos Ruisanchez – to serve as directors of the Board as part of a settlement

•	In response, on April 25, 2025, HG Vora rejected this proposal as the basis for a resolution. Notably, the only counter-proposals HG Vora made over the course of our engagement were the appointment of all three of its nominees or a settlement involving the appointment of two of its nominees in addition to commitments around governance and strategic changes, despite the fact that state gaming authorities had explicitly directed both the Company and HG Vora that HG Vora was not permitted to seek governance and strategic changes without obtaining all necessary licenses

•	Later that day, given our determination that Mr. Hartnett and Mr. Ruisanchez would be additive to PENN’s Board, we nominated them to the Company’s slate

Over the course of our engagement, HG Vora has consistently (1) made demands of the Company that would have been value-destructive and that were short-sighted, short-term and self-serving in nature, (2) demonstrated flagrant disregard for the views and directives of state gaming authorities, and (3) rejected each of our reasonable offers to reach a mutually agreeable resolution. Given these actions, we believe HG Vora is intent on ensuring all three of its candidates are appointed to the Board, regardless of their suitability and qualifications, and despite only two seats being available for election at this year’s Annual Meeting – all at the expense of the Company and its shareholders.

(1)	HG Vora’s value-destructive demands for PENN’s business

Despite saying it has “deep experience investing in the gaming sector,” HG Vora’s primary strategic direction was to strongly advocate for PENN to execute an approximately 50% leveraged buyback that would increase PENN’s debt to unstable levels and limit PENN’s ability to pursue growth investments at the time. A key assumption of HG Vora’s ill-advised proposal was that the Company should not consider rent as debt and should ignore lease-adjusted leverage metrics, which lenders, the ratings agencies, sell-side analysts and state gaming authorities use to underpin their leverage and risk analyses. In addition, to fund share repurchases, HG Vora urged PENN to cancel or pause retail growth projects at Aurora and Joliet, Illinois, Columbus, Ohio and Henderson, Nevada – which would have limited our ability to invest in these communities, particularly with regard to labor. In a challenging M&A environment and while the business was gaining momentum, HG Vora also demanded PENN publicly announce a strategic review of the whole business and the Interactive segment – despite explicit direction from state gaming authorities that HG Vora was not permitted to seek provisions of this nature. These short-sighted and self-serving proposals would destroy significant shareholder value while potentially helping HG Vora partially or fully exit its PENN position.

(2)	HG Vora has consistently violated state gaming regulations and regulatory directives, in addition to its history of violating federal securities laws

HG Vora has consistently taken action that has violated state gaming requirements. In December 2023, HG Vora filed a Schedule 13D with the SEC disclosing its intention to nominate director candidates to the Company’s Board and push for governance changes, including new Board committees. Without going through the rigors of state gaming licensing, HG Vora’s filing:

•	Directly violated its institutional investor waiver granted by state gaming authorities, which had allowed HG Vora to accumulate an 18.5% position in PENN

•	Led to state gaming authorities informing both PENN and HG Vora that HG Vora’s efforts to influence the Company’s operations and strategy and nominate directors were improper and impermissible

•	Resulted in state gaming authorities instructing PENN to limit engagement with HG Vora while its licensure was under review

HG Vora has asserted that the Company publicly “lobbied” a state gaming regulator to their detriment. This characterization, which presumably refers to a publicly broadcasted meeting before the Massachusetts Gaming Commission, demonstrates a fundamental lack of understanding of the gaming regulatory framework. The Company and its counsel appeared at this meeting at the invitation of the Commission (as is customary in many gaming jurisdictions where a matter involving one of the Company’s licenses is being considered) and provided accurate responses to questions from the Commission.6 Ultimately, the Commission made its own determination pursuant to the Massachusetts gaming statute and regulations and determined that HG Vora would not be permitted to move forward with a nomination of directors until it had completed its licensing requirements.

Rather than comply with the mandated licensing requirements, HG Vora filed an updated Schedule 13D disclosing that it had reduced its voting power in PENN to below 5% while maintaining its economic exposure through derivatives – for the stated purpose of positioning itself below the licensing requirements in Massachusetts in order to submit advance notice of recommended Board nominees.

Both HG Vora and PENN were directed by state gaming regulatory authorities that HG Vora was not permitted to seek governance or strategic changes unless HG Vora had obtained all necessary licenses. Nevertheless, during settlement negotiations with PENN, HG Vora continued to push for such governance changes despite these explicit warnings from state gaming authorities.

HG Vora’s history of noncompliance with law also extends to the federal securities laws. In 2024, the SEC issued an order finding that HG Vora violated the beneficial ownership provisions of the Securities Exchange Act of 1934, resulting in a $950,000 civil monetary penalty.7

HG Vora’s brand of reckless disregard for regulators and applicable law puts PENN and all of its shareholders at risk.

(3)	HG Vora has repeatedly rejected our attempts to reach a constructive resolution

We have engaged with HG Vora extensively in good faith and in accordance with applicable gaming laws. The Board thoroughly interviewed and evaluated all three of HG Vora’s nominees. In the course of that process, our Board determined that Mr. Hartnett and Mr. Ruisanchez would bring relevant expertise and experience in the gaming industry – across both digital and retail – and would be additive inside the Boardroom. The Board carefully considered Bill Clifford, as part of the aforementioned process; however, the Board determined that Mr. Clifford is unsuited for the PENN Board because, among other reasons:

•	Mr. Clifford had previously volunteered for a PENN Board seat in 2020, and this offer was rejected based on an evaluation of his skills and experiences against the needs of the Board

•	Following his nomination by HG Vora, PENN was willing to reconsider Mr. Clifford's director candidacy. As in 2020, Mr. Clifford’s skills and experiences were not determined to be additive or complementary to the Board. In addition, during his interview process, Mr. Clifford failed to demonstrate the base level of open-mindedness required of all directors in order to explore value-generating solutions

•	During his time as Chief Financial Officer at PENN, Mr. Clifford advocated against key initiatives including bringing IT and financial processes in line with the 21st century, the creation of a customer database and related loyalty program, the development of hotels and other amenities at properties and the adoption of standardized and centralized software, systems and shared services. Notably, the execution of most of these initiatives followed Mr. Clifford’s departure from PENN and were largely spearheaded by then Chief Operating Officer and current CEO and President, Jay Snowden. These initiatives were essential to driving meaningful margin improvement, and are critical to success in today’s competitive market

6 https://massgaming.com/news-events/article/mgc-open-meeting-december-16-2024/

7 In the Matter of HG Vora Capital Management, LLC, Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist-Order; available at https://www.sec.gov/files/litigation/admin/2024/34-99651.pdf

•	ISS recommended shareholders withhold their votes from Mr. Clifford at Drive Shack Inc. twice citing “material governance failures” during his tenure on the Board

•	Mr. Clifford lacks digital gaming and online sports betting experience – areas essential to the future of PENN’s business and the industry – and his general experience is redundant with the significant real estate and financial expertise already represented on our Board

We offered HG Vora several reasonable proposals to reach a mutually agreeable resolution, and as noted above, ultimately determined that Mr. Hartnett and Mr. Ruisanchez would be value-additive to the Board. However, HG Vora quickly rejected every one of our proposals and never offered up a counter-proposal other than the appointment of all three of its nominees or a settlement involving the appointment of two of its nominees in addition to impermissible commitments around governance and strategic changes.

We have engaged with HG Vora extensively over the past several years and have thoroughly considered its feedback. Prior to receiving HG Vora’s nominations, we had already begun a Board refreshment initiative dating back to 2020 with the assistance of a national search firm to identify prospective Board candidates, focusing most recently on identifying a candidate with a digital background. When HG Vora nominated Mr. Hartnett, we interviewed him and determined that his skills and background fit the profile of this search. We also determined that Mr. Ruisanchez’s skills and background would be additive to the Board. We have vetted HG Vora’s third nominee more than once in the past five years, including in 2020 when there was no actual, threatened or purported proxy contest. At that time, we concluded that Mr. Clifford was unsuited to serve on the Board because he did not possess the experience, skills or other characteristics necessary to make a positive contribution to the Board or the Company. Five years later, our conclusion regarding Mr. Clifford remains the same. As a result, we determined that it is in the best interest of the Company, all shareholders and other constituents to nominate Messrs. Hartnett and Ruisanchez for election to the Board while, in the absence of a fitting third candidate, reducing the Board size to eliminate the vacancy created by the retirement of Ron Naples.

Following their elections at our upcoming Annual Meeting, 75% of PENN’s directors will have joined the Board since 2019. The PENN Board continues to consider opportunities to further refresh the Board, including with input from shareholders.

PENN is Committed to Acting in the Best Interest of All Shareholders

The Board and management team are committed to acting in the best interest of our Company and shareholders. We continue to take action to drive growth, expand margins, improve cash flow generation and accelerate capital return to shareholders.

We recognize there is more work to be done, but our business has strong momentum, and we are confident in the direction we are headed. We look forward to updating you on our progress as we continue to execute on our plan to generate significant value.

Thank you for your continued support of and investment in PENN.

Sincerely,

The Board of Directors of PENN Entertainment

About PENN Entertainment, Inc.

PENN Entertainment, Inc., together with its subsidiaries (“PENN,” or the “Company”), is North America’s leading provider of integrated entertainment, sports content, and casino gaming experiences. PENN operates in 28 jurisdictions throughout North America, with a broadly diversified portfolio of casinos, racetracks, and online sports betting and iCasino offerings under well-recognized brands including Hollywood Casino®, L’Auberge®, ESPN BET™, and theScore BET Sportsbook and Casino®. PENN’s ability to leverage its partnership with ESPN, the “worldwide leader in sports,” and its ownership of theScore™, the top digital sports media brand in Canada, is central to the Company’s highly differentiated strategy to expand its footprint and efficiently grow its customer ecosystem. PENN’s focus on organic cross-sell opportunities is reinforced by its market-leading retail casinos, sports media assets, and technology, including a proprietary state-of-the-art, fully integrated digital sports and iCasino betting platform, and an in-house iCasino content studio (PENN Game Studios). The Company’s portfolio is further bolstered by its industry-leading PENN Play™ customer loyalty program, offering its over 32 million members a unique set of rewards and experiences.

Non-GAAP Financial Measures

In addition to GAAP financial measures, management uses Adjusted Revenues as a non-GAAP financial measure. This non-GAAP financial measure should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. This non-GAAP financial measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. We define Adjusted Revenues as revenues excluding tax gross-ups related to gaming taxes which PENN Interactive pays on behalf of, and is reimbursed by, its third-party online sports betting and iCasino operator partners that PENN provides market access to in various states in the U.S. We believe Adjusted Revenues is useful as a supplemental measure in evaluating the performance of our Interactive segment results of operations. Adjusted Revenues is a measure used by management to evaluate total revenues exclusive of tax gross-ups which are not indicative of ongoing operations that could impact period-to-period comparison. A reconciliation of GAAP revenues to Adjusted Revenues for our Interactive segment is included below.

GAAP to Non-GAAP Reconciliation

For the Three Months Ended
($ in millions, unaudited)	March 31, 2025
Interactive segment revenues	$290.1

Tax gross-ups(A)	(128.2)

Adjusted Interactive segment revenues	$161.9

(A) Tax gross-ups refers to the gaming taxes which PENN Interactive pays on behalf of, and is reimbursed by, its third-party online sports betting and iCasino operator partners that PENN provides market access to in various states in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations of future results of operations and financial condition, including, but not limited to, projections of revenue, Adjusted EBITDA, Adjusted EBITDAR and other financial measures; the assumptions provided regarding the guidance, including the scale and timing of the Company’s product and technology investments; the Company’s expectations regarding results and customer growth and the impact of competition in retail/mobile/online sportsbooks, iCasino, social gaming, and retail operations; the Company’s development and launch of its Interactive segment’s products in new jurisdictions and enhancements to existing Interactive segment products, including the content for the ESPN BET and theScore BET and the further development of ESPN BET and theScore BET on our proprietary player account management system and risk and trading platforms; the benefits of the Sportsbook Agreement between the Company and ESPN; the Company’s expectations regarding its Sportsbook Agreement with ESPN and the future success of ESPN BET; the Company’s expectations with respect to share repurchases; the Company’s expectations with respect to the integration and synergies related to the Company’s integration of theScore and the continued growth and monetization of the Company’s media business; the Company’s expectations that its portfolio of assets provides a benefit of geographically-diversified cash flows from operations; management’s plans and strategies for future operations, including statements relating to the Company’s plan to expand gaming operations through the implementation and execution of a disciplined capital expenditure program at our existing properties, the pursuit of strategic acquisitions and investments, and the development of new gaming properties, including the development projects and the anticipated benefits; improvements, expansions, or relocations of our existing properties; entrance into new jurisdictions; expansion of gaming in existing jurisdictions; strategic investments and acquisitions; cross-sell opportunities between our retail gaming, online sports betting, and iCasino businesses; our ability to obtain financing for our development projects on attractive terms; the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations; and the actions of regulatory, legislative, executive, or judicial decisions at the federal, state, provincial, or local level with regard to our business and the impact of any such actions.

Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include: the effects of economic and market conditions in the markets in which the Company operates or otherwise, including the impact of global supply chain disruptions, price inflation, changes in interest rates, economic downturns, changes in trade policies, and geopolitical and regulatory uncertainty; competition with other entertainment, sports content, and gaming experiences; the timing, cost and expected impact of product and technology investments; risks relating to operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; our ability to successfully acquire and integrate new properties and operations and achieve expected synergies from acquisitions; the availability of future borrowings under our Amended Credit Facilities or other sources of capital to enable us to service our indebtedness, make anticipated capital expenditures or pay off or refinance our indebtedness prior to maturity; the impact of indemnification obligations under the Barstool SPA; our ability to achieve the anticipated financial returns from the Sportsbook Agreement with ESPN, including due to fees, costs, taxes, or circumstances beyond the Company’s or ESPN’s control; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the Company and ESPN to terminate the Sportsbook Agreement between the companies; the ability of the Company and ESPN to agree to extend the initial 10-year term of the Sportsbook Agreement on mutually satisfactory terms, if at all, and the costs and obligations of such terms if agreed; the outcome of any legal proceedings that may be instituted against the Company, ESPN or their respective directors, officers or employees; the ability of the Company or ESPN to retain and hire key personnel; the impact of new or changes in current laws, regulations, rules or other industry standards; the impact of activist shareholders; adverse outcomes of litigation involving the Company, including litigation in connection with our 2025 annual meeting of shareholders; our ability to maintain our gaming licenses and concessions and comply with applicable gaming law, changes in current laws, regulations, rules or other industry standards, and additional factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. Considering these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact

Mike Nieves

SVP, Finance & Treasurer

PENN Entertainment, Inc.

610-373-2400